Exhibit 21.1

CORONADO GLOBAL RESOURCES INC.

SUBSIDIARIES
AS OF MARCH 31, 2019

Name	Coronado’s Effective Ownership	Place of Incorporation
Buchanan Minerals, LLC	100%	Delaware
Buchanan Mining Company LLC	100%	Delaware
Coronado Australia Holdings Pty Ltd	100%	Australia
Coronado Coal Corporation	100%	Delaware
Coronado Coal II LLC	100%	Delaware
Coronado Coal LLC	100%	Delaware
Coronado Curragh LLC	100%	Delaware
Coronado Curragh Pty Ltd	100%	Australia
Coronado Finance Pty Ltd	100%	Australia
Coronado II LLC	100%	Delaware
Coronado II Offshore, Ltd.	100%	Cayman Islands
Coronado IV LLC	100%	Delaware
Coronado VA, LLC	100%	Delaware
Curragh Coal Sales Co Pty Ltd	100%	Australia
Curragh Queensland Mining Pty Ltd	100%	Australia
Greenbrier Minerals, LLC	100%	Delaware
Greenbrier Smokeless Coal Mining, LLC	100%	Delaware
JEP Mining LLC	50%	Delaware
Matoaka Land Company, LLC	100%	Delaware
Midland Trail Resources, LLC	100%	West Virginia
Powhatan Mid-Vol Coal Sales, LLC	100%	Delaware